RALLY

Bill of Sale

As of March 10, 2021

This bill of sale (the “Bill of Sale”) records the purchase between RSE Archive, LLC (“Purchaser” or “us”) and Goldin Auctions (“Seller”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”). This Bill of Sale may be modified or amended only with the prior written consent of Purchaser.

Asset:	#59BROWN
Description:	1999 Upper Deck Retro Inkredible Level 2 Michael Jordan Signed Card graded PSA MINT 9
Total Acquisition Cost:	$ 205,200.00
Consideration: Cash (%) Equity (%) Total	$ 205,200.00 (100%) $ 0 (0%) $ 205,200.00 (100%)